October 19, 2005

Mail Stop 0408

By: International mail and facsimile to 011-353-1-668-6722

Mr. Declan McSweeney
Chief Financial Officer
Allied Irish Banks, PLC
Bankcentre
Ballsbridge,
Dublin 4, Ireland

Re:	Allied Irish Banks, PLC
      Form 20-F for Fiscal Year Ended December 31, 2004
	File No.  001-10284

Dear Mr. McSweeney:

	We have completed our targeted review of your Form 20-F and related filings and have no further comments at this time.

Sincerely,


							John P. Nolan
							Accounting Branch Chief
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Mr. Michael Buckley, Chief Executive Officer
Allied Irish Banks, PLC.
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